UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    April 28, 2005

Retail Ventures, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-10767	20-0090238

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3241 Westerville Road, Columbus, Ohio	43224

(Address of principal executive offices)	(Zip Code)

(614) 471-4722

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On April 28, 2005, the Compensation Committee established EBIT targets for the 2005 fiscal year under the Company’s 2003 Incentive Compensation Plan. At 100% of target, Mr. Wilansky is entitled to a target bonus of 100% of his annual base salary*, Mr. McGrady and Ms. Davis are entitled to target bonuses of 50% of their respective annual base salary and Mr. Miller is entitled to a target bonus of 45% of his annual base salary. Bonus payments increase as performance levels increase between the minimum and maximum targets, as follows, and proportionately as performance increases between the various established target levels:

Performance Level	Mr. Wilansky*	Mr. McGrady Ms. Davis	Mr. Miller

Below 70% of target	No funding	No funding	No funding
At 70% of target	50% of base salary	25% of base salary	22.5% of base salary
At 100% of target	100% of base salary	50% of base salary	45% of base salary
At 140% of target	200% of base salary	100% of base salary	90% of base salary

     * Under the terms of his Employment Agreement, Mr. Wilansky is guaranteed a minimum bonus payment of $1,000,000 whether or not EBIT targets are achieved for the 2005 fiscal year.

On April 28, 2005, the Compensation Committee also established a discretionary bonus pool of up to $378,000 for the 2005 fiscal year, which the Compensation Committee can distribute, as it sees fit, to reward executive officers who the Committee determines have contributed notably to the Company’s performance and have not received adequate or competitive compensation. The Committee does not plan to distribute any portion of the discretionary bonus pool if bonuses are paid under the 2003 Incentive Compensation Plan.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Retail Ventures, Inc.
By:	/s/ James A. McGrady

James A. McGrady Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Date: May 4, 2005

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